Exhibit 10.1

PORT OF KODIAK

TERMINAL OPERATION CONTRACT

(Piers II and III)

City of Kodiak and Horizon Lines of Alaska, LLC

City Contract 217719

This Terminal Operation Contract made and entered into as of March 1, 2015, by and between the City of Kodiak, Alaska, an Alaska municipal corporation (“City”), and Horizon Lines of Alaska, LLC, a limited liability company organized under the laws of state of Delaware (“Operator”).

W I T N E S S E T H

WHEREAS, the parties desire to enter into a Terminal Operation Contract and Operator is willing and able to perform the services; and

WHEREAS, the Operator and the City have entered into a Preferential Use Agreement and a Warehouse Lease Agreement, both dated March 1, 2015, which together with this Contract provide for Operator’s use and occupancy of facilities at Port of Kodiak Piers II and III, and the City agrees that it is in the best interest of the public for the Operator to provide services for the Port of Kodiak at Piers II and III; and

WHEREAS, Operator has agreed in the Preferential Use Agreement to install a 100 foot gauge crane for use on Pier III and to make a minimum number of container vessel calls at Pier III annually, and leases all storage areas, marshalling yard and buildings at Pier III, and it is therefore appropriate that Operator be the exclusive provider of stevedoring and terminal services at Pier III.

NOW, THEREFORE, in consideration of premises, and the terms, covenants, conditions, and agreements herein contained and further stated in the Warehouse Lease Agreement and Preferential Use Agreement, the Operator and the City hereby agree as follows:

1. Term.

A. Pier III. With regard to Operator’s services at Pier III, this Contract shall continue in effect for the term of the Preferential Use Agreement.

B. Pier II. With regard to Operator’s services at Pier II:

1. Initial Term. The term of this Contract shall commence on March 1, 2015, and shall continue in full force and effect until midnight February 28, 2025, unless earlier terminated pursuant to the terms of Paragraph 13 below.

2. Renewal Terms. This Contract may be renewed for two consecutive additional five-year terms (each a “Renewal Term”) by mutual agreement of the parties. At least ninety (90) days prior to the expiration of the term then in effect, the Operator shall provide written notice to the City of its desire to renew or not renew this Contract for the next succeeding Renewal Term. The City will then reply to the Operator within fifteen (15) days whether it wishes to renew this Contract. If both parties agree to renew this Contract, they shall then enter good faith negotiations to address any modifications to this Contract requested by either party. The failure of the parties to agree upon a renewal of this Contract shall cause this Contract to terminate at the end of the current Term.

2. Facilities. The City will make available to the Operator those certain terminals and adjacent properties at Piers II and III, as depicted in Exhibit A to this Contract (the “Facilities”). The City shall have the right to make additions, alterations, or improvements to the Facilities which do not impede Operator’s access to or use of the Facilities.

3. Terminal Operator Services. Subject to the foregoing and to any future modifications or revisions of the Preferential Use Agreement, the Operator agrees to perform Stevedoring and Cargo Terminal Services at the Facilities in a prompt, efficient, prudent, and economical manner including the provision of all clerical personnel, laborers, and supervision necessary to perform such Stevedoring and Cargo Terminal Services.

A. Exclusive and Non-Exclusive Rights

(1) Horizon Lines Vessels. The Operator shall have the exclusive right to perform Stevedoring of vessels and Cargo Terminal Services twenty-four (24) hours per day, seven (7) days per week on Horizon Lines vessels and associated cargo at the Facilities. Horizon Lines vessels include ships, barges, or other watercraft which are owned, operated, or chartered by or for Horizon Lines or any affiliated or related company, or which are used in connection with any of Horizon Lines’ freight operations, or a vessel owned or operated by an entity with which Horizon Lines has a connecting carrier, consortium, or rationalization agreement, if, and to the extent that, said vessel is carrying cargo on Horizon Lines’ behalf.

(2) Non-Horizon Lines Vessels at Pier II

(a) The City shall have the planning and management responsibility in accommodating any non-Horizon Lines vessels at Pier II, including the planning and assignment of berthing and cargo staging/storage space and the rearrangement or relocation of other customers’ berthing and cargo staging/storage space at Pier II.

(b) The Operator shall have a non-exclusive right to perform Stevedoring of vessels and Cargo Terminal Services twenty-four (24) hours per day, seven (7) days per week on all non-Horizon Lines vessels at Pier II.

(3) Non-Horizon Lines Vessels at Pier III

(a) Subject to (3)(b) below, the Operator shall have the exclusive right to perform Stevedoring and Cargo Terminal Services for non-Horizon Lines vessels at Pier III.

(b) The Operator and City agree to cooperate and collaborate in good faith in accommodating any non-Horizon Lines vessels at Pier III under the City’s secondary berthing rights in the Preferential Use Agreement, including the planning and assignment of berthing and cargo staging/storage space and the rearrangement of Horizon Lines’ cargo staging/storage space at Pier III, provided Operator’s Stevedoring and Cargo Terminal Services for Horizon Lines vessels are not unreasonably altered or disrupted.

(4) Exemptions. Unless services are requested, the following vessels are exempt from using the services of the Operator: vessels of the Alaska Marine Highway System, vessels in port at the invitation of the City for special occasions where the ship will be open to the public, U.S. flagged government vessels, including university research vessels, and vessels seeking fuel or other services from Harbor Enterprises dba Petro Marine Services and North Pacific Fuel aka Petro Star. Commercial fishing vessels, catcher-processors and fish processors, and cargo vessels under 300’ are also exempt, unless loading or unloading commercial freight or hazardous materials. For this purpose, commercial freight means cargo transported on a vessel under a bill of lading.

(5) Use of Vessels’ Gear. It is recognized that some vessels carry on-board cranes or other vessel’s gear for the discharging or loading of cargo. In the interests of safety and expeditious handling of cargo, it is agreed that vessel’s cranes or vessel’s gear may be used for the discharge or loading of cargo at Pier II unless, in the City’s opinion the vessel’s cranes are not suitable for the handling of such cargo.

B. Stevedoring. For the purpose of this Contract, the term “Stevedoring” is defined to include the following vessel loading and discharging functions:

(1) Perform the stowage of cargo on board vessels in accordance with instructions received from their masters or their designated representatives.

(2) Discharge cargo or containers from vessels and transport the cargo or containers to a place of rest in the Facilities.

(3) Transport cargo or containers from a place of rest in the Facilities and load and stow cargo or containers onto the vessels.

(4) Lash and unlash cargo on vessels.

(5) Open and close hatches and cells.

(6) Plug and unplug shipboard electrical reefer receptacles if necessary to the extent not performed by the vessels.

(7) Check and tally containers and container seals and cargo.

(8) Spot vessels and handle lines as may be required.

(9) Bill, receive, or attempt to collect and, where applicable, remit to the City, all charges incurred under the applicable Port of Kodiak Tariff by persons, vessels, or cargo utilizing Port facilities or services subject to this Contract.

C. Cargo Terminal Services. For the purpose of this Contract, the term (“Cargo Terminal Services” is defined to include the following functions:

(1) Transport empty and loaded containers within the Facilities.

(2) Receive and deliver empty or loaded containers or chassis.

(3) Perform all necessary housekeeping services.

(4) Furnish all security at Pier III, for commercial cargo vessels, in accordance with a U.S. Coast Guard approved facility security plan, except for cruise ship operations.

(5) Visually inspect the condition of containers and cargo discharged from vessels at the Facilities, reporting to the vessels’ masters or agents any damage or defects noted.

(6) Prepare daily reports reflecting the movement of containers or cargo.

(7) Provide expeditious movement of containers and cargo.

(8) Perform such other duties as are reasonable in such operations and as negotiated between the parties involved.

4. Definition of Vessel. For the purpose of this Contract, the term “vessel” shall mean and include every type of self propelled or non-self propelled vessel, including without limitation barges, container vessels, break-bulk vessels, and combinations of break-bulk and container vessels, and all other types of cargo or passenger vessels.

5. Operator’s Equipment. The Operator will provide all equipment necessary to perform the services required by this Contract.

6. Public Berth. It is agreed that the berths and facilities as above mentioned are public berths and subject to the provisions of the Preferential Use Agreement regarding Pier III shall be made available to and are available to all types of vessels that may wish to load or unload without discrimination in favor of or against any vessel, shipper, or consignee; provided, however, that the City at its option may determine that a given vessel is unsuitable for servicing at the berth and may prohibit the berthing of such vessel or alternatively may require the owner of such vessel to post such bond as the City may deem appropriate in the circumstances. Nothing contained herein is to be deemed to allow the berthing or transit of cargo which is prohibited by any applicable law including without limitation explosives or other dangerous commodities.

7. Services by Other Persons at Pier II. A person other than Operator may provide Stevedoring or Cargo Terminal Services at Pier II only under the following conditions.

A. Such other person may provide Stevedoring or Cargo Terminal Services only in accordance with the terms of a written contract between the City and such other person. The City will provide a copy of such contract to the Operator.

B. If any term of such contract between the City and such other person to provide Stevedoring or Cargo Terminal Services at Pier II is more favorable to such other person than the terms of this Contract are to the Operator, the Operator may elect to adopt any or all of such more favorable terms under this Contract, commencing as of the date on which the contract with such other person becomes effective.

C. A contract between the City and any other person to provide Stevedoring or Cargo Terminal Services at Pier II shall require that if there exists a labor organization which represents a majority of the individuals living in or around Kodiak, Alaska who earn their livelihood as stevedores or longshoremen, such other person shall make reasonable good-faith efforts to negotiate a collective bargaining agreement with said labor organization for the provision of the Stevedoring and Cargo Terminal labor under the contract.

8. Compensation to City. As and for compensation to the City, the City shall be entitled to all income derived from wharfage, dockage, and sale of water. All such sums shall be a charge against the vessel or cargo, as the case may be, and shall be collected by the Operator and remitted by the Operator to the City. Such remittances shall be accompanied by appropriate itemized documentation. Charges shall be paid by the Operator to the City within ninety (90) days after the first billing to the vessel or cargo, as the case may be or within ten (10) working days of receipt of payment by the Operator, whichever is less, provided that credit terms shall be those chosen by the Operator. All such billings to the vessels and cargo will be itemized for services rendered by the Operator and shall be made promptly after performance of those services.

9. Compensation to Operator. The Operator shall be entitled to keep all other charges (including charges for electrical energy, storage, and the movement of cargo) authorized and fixed in accordance with the applicable Port of Kodiak Tariff. The Operator shall be bound by any future modification or amendments of the Port of Kodiak Tariff; provided, however, the City shall not alter the credit terms of the tariff during the term of this Contract. When charges involve stevedoring or other labor services based upon an hourly wage rate, then the Operator may add to the total applicable labor charge an administrative fee not exceeding thirty percent (30%) and shall collect such fee from the person or vessel requiring the services in question. In no event, however, shall the Operator charge or collect an administrative fee with respect to any portion of its labor costs which are based upon or derived from wage rates exceeding those applicable to similar work under contracts or agreements subject to the Davis-Bacon Act. If, on the date of execution of this Contract, there exists a labor organization which represents a majority of the individuals living in or around Kodiak, Alaska who earn their livelihood as stevedores or longshoremen, then the Operator shall make reasonable good-faith efforts to negotiate a collective bargaining agreement with said labor organization for the provision of stevedoring labor services under this Contract.

10. Indemnification.

A. The Operator shall indemnify and hold harmless the City and its elected and appointed officials, employees, agents, and servants from any and all losses, expenses, damages, demands, and claims by any person in connection with or rising out of any injury (including death) to persons or in connection with damage to property or the natural environment, sustained in whole or in part as a result of the Operator’s occupancy and maintenance of the Facilities, and/or exercise of its rights under this Contract or the Operator’s breach of this Contract. The Operator shall defend all suits and actions brought against the City and any of its elected or appointed officials, employees, agents or servants from any such injury or damage and shall pay all damages, costs, and expenses, including attorney’s fees incurred in connection with the suits or actions. The only exception to this indemnity provision shall be for claims resulting from the negligence, gross negligence, or willful misconduct of the City or its employees, agents, or servants, and for claims resulting from an act or omission of a third party, with respect to which the Operator’s obligations under this paragraph shall be limited to that portion of any such claim not attributable to the City and not attributable to a third party.

B. This indemnity provision specifically includes all environmental damage that may result from the Operator’s operations under this Contract and any penalties or fines which may be assessed in connection therewith.

C. Notwithstanding any provision of this Contract, Operator shall not be liable for, and shall not be liable to indemnify, defend or hold the City harmless from, any condition at the Facilities, whether known or unknown, which was in existence before July 1, 2004.

11. Insurance.

A. Operator shall procure and maintain at its sole expense, and shall keep in full force and effect throughout the term of this Lease, the following policies of insurance:

(1) Commercial General Liability Insurance, $5,000,000 combined single limit per occurrence for bodily injury and property damage claims arising from all operations related to this Contract. The general aggregate limit shall be $5,000,000.

(2) Commercial Automobile Liability Insurance, $5,000,000 combined single limit per accident for bodily injury and property damage.

(3) Worker’s Compensation and Employers Liability. Worker’s Compensation shall be statutory as required by the State of Alaska. Employers Liability shall be endorsed to the following minimum limits and contain USL&H coverage endorsement, if applicable: (i) bodily injury by accident—$1,000,000 each accident; and (ii) bodily injury by disease—$1,000,000 each employee, $1,000,000 policy limit.

B. Other Insurance Provisions. The policies are to contain, or be endorsed to contain, the following provisions:

(1) Commercial General Liability and Automobile Liability

(i) City, its officers, officials, employees and volunteers are to be covered as additional insureds. The coverage shall contain no special limitation on the scope of protection afforded to City, its officers, officials, employees and volunteers.

(ii) Operator’s insurance coverage shall be primary insurance as respects City, its officers, officials, employees and volunteers. Any insurance or self-insurance maintained by City, its officers, officials, employees and volunteers shall be excess of Operator’s insurance and shall not contribute to it.

(iii) Operator’s insurer shall agree to waive all rights of subrogation against City, its officers, officials, employees and volunteers for losses arising from work performed by Operator for City.

(2) Worker’s Compensation and Employer’s Liability. Operator’s insurer shall agree to waive all rights of subrogation against City, its officers, officials, employees and volunteers for losses arising from work performed by Operator for City.

(3) All Insurance. Each insurance policy required by this Contract shall be endorsed to state that coverage shall not be suspended, voided, canceled by either party, reduced in coverage or in limits except after 30 days’ prior written notice has been given by the Insurer to City by certified mail, return receipt requested.

C. Acceptability of Insurers. Insurance is to be placed with insurers qualified to do business in Alaska having a Best’s rating of no less than A-: VII.

D. Verification of Coverage. Operator shall furnish City with approved certificates of insurance and with certified copies of all endorsements effecting coverage required by this Section. The certificates and endorsements for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. The certificates are to be on forms which meet industry standard. City reserves the right to require complete, certified copies of all required insurance policies, at any time.

12. Damage to the Facilities. The Operator shall pay for all damage to City-owned property caused by the Operator, its agents, employees, or invitees. A person does not become an invitee of the Operator under this section solely because of the person’s use of the Operator’s stevedoring or cargo terminal services.

13. Default and Termination. The City may declare a default hereunder and terminate this Contract, in addition to exercising any other available remedy, upon the occurrence of any of the following:

A. The failure of the Operator to pay any sum of money due under this Contract within ten (10) days after the due date.

B. The failure of the Operator to perform or observe any covenant or condition of this Contract, other than a default in the payment of money described in Paragraph 13(A), which is not cured within thirty (30) days after notice thereof from the City to the Operator, unless the default is of a kind that may be cured, but not within such thirty (30)-day period, in which case no default shall be declared so long as the Operator shall commence the curing of the default within such thirty (30) day period and thereafter shall diligently and continuously prosecute the curing of same.

C. The commencement of a case under any chapter of the federal Bankruptcy Code by or against the Operator, or the filing of a voluntary or involuntary petition proposing the adjudication of the Operator as bankrupt or insolvent, or the reorganization of the Operator, or an arrangement by the Operator with its creditors, unless the petition is filed or case commenced by a party other than the Operator and is withdrawn or dismissed within ninety (90) days after the date of its filing.

D. The admission in writing by the Operator of its inability to pay its debts when due; the appointment of a receiver or trustee for the business or property of the Operator, unless such appointment shall be vacated within ten (10) days after its entry; the Operator making an assignment for the benefit of creditors; or the voluntary or involuntary dissolution of the Operator.

E. If the Operator is in default under either the Preferential Use Agreement or the Warehouse Lease Agreement.

14. Inspection of Books. The City reserves the right at any reasonable time after seven days written notice to Operator to inspect and make copies of the books and records of the Operator related to operations conducted pursuant to this Contract. The Operator agrees that cargo manifests shall not be released by Operator to a third party except in accordance with the laws of the United States.

15. Assignment. The parties stipulate and agree that the services rendered under this Agreement are of such a nature that the rights and duties of the Operator hereunder shall not be assignable without the prior written consent of the City, which consent shall not be unreasonably withheld, except to an entity that is owned solely by or that is an affiliate of the Operator, after thirty (30) days’ prior notice to the City. The Operator shall include in such notice a statement of any legal requirement for confidentiality regarding the notice or the related transaction, with which the City shall comply. Should the City consent to an assignment the Operator shall nevertheless remain liable for the performance of all of its obligations under this Agreement and the acceptance by the City directly from an assignee of any payments or other performance due under this Agreement shall not be construed as a waiver of the Operator’s continuing liability. A change of control of the Operator other than from the parent entity of the Operator to an affiliate shall constitute an assignment for purposes of this provision. Notwithstanding the foregoing, no consent by the City shall be required in connection with the merger pursuant to that certain Agreement and Plan of Merger dated as of November 11, 2014 by and among Horizon Lines, Inc., Matson Navigation Company, Inc. and Hogan Acquisition Inc.

16. Compliance with Federal, State, and Local Laws. At all times during the term of this Contract, the Operator shall conduct operations in accordance with all applicable federal, state, and local laws and ordinances. Without limiting the generality of the foregoing, the Operator shall obtain coverage under the Multi-Sector General Permit for all industrial storm water discharges from the Pier III Terminal.

17. Severability. If any part, term or provision of this Contract is declared null or unenforceable by a court or other tribunal of competent jurisdiction, the validity and enforceability of the rest of this Contract shall not be affected.

18. Waivers. No waiver by the Operator or the City of any covenant or condition of this Contract shall be construed as a waiver of any other covenant or condition, nor shall the waiver of one breach be considered as a waiver of any other breach.

19. Modifications and Notices.

A. No modification of this Agreement shall be effective unless agreed to by the Operator and the City in writing. No modification of one provision of this Agreement shall be considered a waiver, breach or cancellation of any other provision.

B. All notices required to be given under this Agreement shall be in writing, and shall be effective on the date of receipt and shall be mailed to the parties at the following addresses:

Horizon Lines of Alaska, LLC 1717 Tidewater Road Anchorage, Alaska 99501 Attn:	City Manager City of Kodiak 710 Mill Bay Road Kodiak, Alaska 99615

Any notice or document delivered by facsimile transmission to a facsimile machine at which the recipient routinely receives such transmissions shall be effective upon the date of receipt of the complete and fully legible document (so long as the original is also mailed in accordance with this paragraph) unless the transmission occurred outside of the usual business hours of the recipient, in which event the document shall be deemed to have been received on the next business day.

20. Alaska Law. The parties agree that this Contract was entered into in the State of Alaska, that Alaska law will govern its interpretation and application, and that venue of any suit or other action arising out of this Contract shall be in Alaska.

21. Binding on Successors and Assigns. All provisions of this Contract shall inure to the benefit of and be binding on the parties, their successors, and permitted assigns.

22. Complete Agreement. This Contract, including Exhibit A, hereto, and the Preferential Use Agreement and Warehouse Lease Agreement, both dated March 1, 2015, between the Operator and the City, constitute the final agreement between the parties. They are the complete and exclusive expression of the parties’ agreement on the matters contained in this Contract. All prior and contemporaneous oral and written negotiations and agreements between the parties on the matters contained in this Contract are expressly merged into and superseded by the aforementioned agreements.

IN WITNESS WHEREOF, these parties have signed this Contract on the date or dates indicated beneath the signature of their respective officers or agents.

City of Kodiak	Horizon Lines of Alaska, LLC

/s/ Lon White 2/28/15	/s/ Marion G. Davis 1/26/15
Lon White Date Acting City Manager	Marion G Davis Date President and Chief Executive Officer

ATTEST:	ATTEST:

/s/ Debra L. Marlar 2/28/15	/s/ Richard Kniaziowski 2/6/15
Debra L. Marlar Date City Clerk	Richard Kniaziowski Date Terminal Manager